Alleged Securities Case Against Life Partners Ruled Frivolous by Texas District Court

-Losing Plaintiffs Face Sanctions-

WACO, TX — November 30, 2011 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that a Texas state court has determined that a legal case filed against its subsidiary, Life Partners, Inc., for purported violations of the securities registration provisions and for securities fraud under the Texas Securities Act was frivolous.

The 14th Judicial District Court of Dallas County, Texas ruled that the case brought by Plaintiffs Michael and Janet Arnold, the South Living Trust, Dr. John S. Ferris and Christine Duncan against Life Partners, Inc. was “frivolous and without basis in fact or in law.”  Previous courts have held that the life settlements facilitated by Life Partners are not securities under either the federal securities laws or under the Texas Securities Act.  The Court had previously dismissed Plaintiffs’ claims by summary judgment.

Before hearing testimony on the amount of sanctions to be paid to Life Partners, the Court ordered the parties to mediation to see if they can agree on how much the Plaintiffs must pay.

Life Partners CEO Brian Pardo commented, "We are very gratified to see that the courts are recognizing the toll that frivolous lawsuits are having on our economy and are doing something about it.  These types of cases are an unnecessary burden on the court system. This ruling sends a clear message to lawyers and their clients that they are going to be held responsible for bringing actions they ought to know are frivolous.”

The case is styled Michael Arnold et al. v. Life Partners, Inc. et al., Cause No. 11-02995, 14th Judicial District, Dallas County.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 136,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling nearly $3 billion in face value.

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FOR MORE INFORMATION, CONTACT:
LPHI Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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